Exhibit 99.1

Natera Reports Fourth Quarter and Fiscal Year 2018 Financial Results

SAN CARLOS, Calif., March 12, 2019 /PRNewswire/ — Natera, Inc. (NASDAQ:  NTRA), a leader in non-invasive genetic testing and the analysis of circulating cell-free DNA, today reported financial results for the fourth quarter and year ended December 31, 2018 and provided an update on recent business progress.

Recent Accomplishments & Highlights

•                  Total revenue generated was $67.0 million in Q4 2018 and $257.7 million for the full year 2018, which represents 23% growth over the full year 2017

•                  Processed approximately 174,200 tests in Q4 2018 and 668,600 tests for the full year 2018, which represents 30% growth for the full year over 2017

•                  Processed approximately 119,700 Panorama tests in Q4 2018 and 462,700 Panorama tests for the full year 2018

•                  Accessioned approximately 46,100 Horizon carrier screening (HCS) tests in Q4 2018 and 173,800 Horizon tests for the full year 2018

•                  Signed $50 million agreement with BGI Genomics Co., Ltd. to commercialize NGS-based genetic assays for clinical use in China and select markets

•                  Announced collaboration with Thermo Fisher Scientific’s One Lambda for transplant market

•                  Announced publication of kidney transplant analytical and clinical validation studies, demonstrating both superior precision and superior data in detection of clinical and subclinical rejection

•                  Announced cumulative contracted value of $9.1 million at the end of 2018 for Signatera (RUO) with leading pharmaceutical companies, and expects to achieve $40 million to $50 million in cumulative contracted value by the end of 2019

“2018 was a very successful year for Natera,” said Steve Chapman, Natera’s Chief Executive Officer. “We grew revenues substantially over 2017, doubled our volume growth rate year over year, and delivered compelling data in both oncology and in kidney transplant rejection. We see 2019 as a key inflection point for Natera across reproductive health, oncology, and transplant.”

Fourth Quarter and Year Ended December 31, 2018 Financial Results

Effective January 1, 2018, we adopted the new revenue recognition guidance under Accounting Standards Codification Topic 606 (ASC 606) using the full retrospective approach. Results for all periods presented have been restated.

Total revenues were $67.0 million compared to $52.0 million for the fourth quarter of 2017, which represents an increase of 29%. Natera processed 174,200 tests in the fourth quarter of 2018 including approximately 162,900 tests accessioned and 10,400 processed through the Constellation software platform (Constellation units), compared to approximately 137,800 tests processed in the fourth quarter of 2017, including approximately 129,700 tests accessioned and 8,100 Constellation units, an overall increase of approximately 26%.

Total revenues for 2018 were $257.7 million, compared to $209.6 million for 2017, which represents an increase of 23%. In 2018, Natera processed 668,600 tests including approximately 625,900 tests accessioned and 39,100 Constellation units, compared to approximately 515,200 tests processed in 2017, including approximately 486,000 tests accessioned and 29,200 Constellation units, an overall increase of approximately 30%.

In the fourth quarter of 2018, Natera recognized revenue on approximately 171,500 tests for which results were reported to customers in the period (tests reported), including approximately 161,700 tests accessioned and 9,800 Constellation units, compared to approximately 133,900 tests reported in the fourth quarter of 2017, including approximately 126,100 tests accessioned and 7,700 Constellation units, which represents an increase in tests reported of approximately 28%. Natera recognized revenues on approximately 111,100 Panorama tests accessioned and 8,400 Panorama Constellation units in the fourth quarter of 2018, compared to approximately 88,700 Panorama tests accessioned and 6,100 Panorama Constellation units in the same period in 2017. Natera recognized revenue on approximately 47,200 HCS tests accessioned in the fourth quarter of 2018, compared to approximately 33,900 HCS tests accessioned in the same period in 2017.

In 2018, Natera recognized revenue on approximately 628,600 tests reported for which results were reported to customers in the period, including approximately 591,200 tests accessioned and 37,400 Constellation units, compared to approximately 488,500 tests reported in 2017, including approximately 460,400 tests accessioned and 28,100 Constellation units, which represents an increase in tests reported of approximately 29%. Natera recognized revenues on approximately 412,200 Panorama tests accessioned and 31,300 Panorama Constellation units in the fourth quarter of 2018, compared to approximately 328,800 Panorama tests accessioned and 21,500 Panorama Constellation units in 2017. Natera recognized revenue on approximately 164,000 HCS tests accessioned in the fourth quarter of 2018, compared to approximately 117,800 HCS tests accessioned in 2017.

Gross profit for the fourth quarter of 2018 was $24.2 million, representing a 36.1% gross margin, compared to $15.3 million, representing a 29.4% gross margin in the same period in 2017.* The improvement in gross margin was primarily due to increased revenues recognized from our Panorama and HCS tests, continued cost savings resulting from streamlined workflows under Version 3 of Panorama, and updated HCS automation workflow in the second quarter of 2018. Gross margin for 2018 was $91.6 million, representing a 35.6% gross margin, compared to a 33.4% gross margin in 2017. The improvement in gross margin was driven primarily by increased volume of Panorama and HCS tests sold, while we continued to achieve cost savings resulting from streamlined workflows under Version 3 of Panorama, the updated HCS automation workflow in the second quarter of 2018, and revenue recognized from the next-generation sequencing collaboration with Qiagen announced in March 2018 and overall volume growth.

Total operating expenses, representing research and development expenses, and selling, general and administrative expenses, for the fourth quarter of 2018 were $53.9 million, a decrease of 13% compared to $62 million in the same period in 2017. This decrease was primarily attributable to a decrease in legal settlement expenses accrued compared to the same period of the prior year, lower travel-related expenses; and an overall reduction in research and development expenses upon completion of the development of our HCS automation workflow, which expenses then shifted to cost of product revenues as we implemented the new workflow, while we expanded our research and development activities in support of transplant and oncology product offerings. Total operating expenses for 2018 increased by $0.8 million to $206.2 million from $205.4 million in 2017, which was caused by an increase in personnel-related expenses, higher facility and related costs, and higher expenses incurred by additional effort on collections; offset by a reduction in research and development expenses upon completion of our HCS automation workflow development, which expenses then shifted to cost of product revenues as the new workflow was implemented, while we expanded our research and development activities in support of transplant and oncology product offerings, and lower corporate-related expenses resulting from a decrease in legal settlement expenses accrued compared to the same period of the prior year.

Loss from operations for the fourth quarter of 2018 was $29.7 million compared to $46.6 million for the same period of the prior year. Loss from operations for 2018 was $114.6 million compared to $135.3 million in 2017.

Net loss for the fourth quarter of 2018 was $31.8 million, or ($0.51) per diluted share, compared to net loss of $47.2 million, or ($0.90) per diluted share, for the same period in 2017. Weighted average diluted shares outstanding were 62.0 million for the fourth quarter of 2018. Net loss for 2018 was $128.2 million, or $(2.22) per diluted share, compared to net loss of $137.6 million, or $(2.59) per diluted share, for 2017. Weighted average diluted shares outstanding were 57.8 million for the year ended December 31, 2018.

At December 31, 2018, Natera held $158.5 million in cash, cash equivalents, short-term investments, and short-term restricted cash, compared to $119.3 million including long-term restricted cash as of December 31, 2017. As of December 31, 2018, Natera had a total outstanding debt balance of $123.6 million, which was comprised of $50.2 million with accrued interest under its $50.0 million line of credit with UBS at a variable interest rate of 30-day LIBOR plus 110 bps and a net carrying amount of $73.4 million under its $125 million debt facility with OrbiMed Advisors, compared to $123.2 million of total outstanding debt balance as of December 31, 2017. The UBS line is secured by Natera’s investment portfolio, which is designed to yield higher returns than the borrowing rate Natera incurs in order to fund current operations. The debt facility with OrbiMed Advisors was amended in December 2018 to increase our existing unused borrowing capacity from previously $25.0 million to $50.0 million and extend the expiration date for Natera’s option to draw additional funds to March 31, 2019.

2019 Financial Outlook

Natera anticipates 2019 total revenues of $275 million to $302 million; 2019 cost of revenues to be approximately 59% to 65% of revenues; selling, general and administrative costs to be approximately $180 million to $190 million; research and development costs to be $60 million to $65 million, and net cash burn to be $80 million to $100 million**.

* Gross profit is calculated as GAAP total revenues less GAAP cost of revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.

** Cash burn is calculated as the sum of GAAP net cash used by operating activities (estimated for 2019 to be between $72 million and $92 million) and GAAP net purchases of property and equipment (estimated for 2019 to be approximately $8 million).

About Natera

Natera is a genetic testing company that develops and commercializes non-invasive methods for analyzing DNA. The mission of the company is to transform the diagnosis and management of genetic disease. Natera operates an ISO 13485-certified and CAP-accredited laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA) in San Carlos, Calif. It offers a host of proprietary genetic testing services to inform physicians who manage pregnant women, researchers in cancer including biopharmaceutical companies, and genetic laboratories through its cloud-based Constellation™ software platform.

Product offerings include Spectrum®, a preimplantation genetic test for embryo selection during in vitro fertilization (IVF); Anora® to understand the genetic causes of a pregnancy loss; Horizon™ to detect risk of inherited mutations such as cystic fibrosis and spinal muscular atrophy; Panorama®, a non-invasive pregnancy test (NIPT) to screen for common chromosomal anomalies in a fetus as early as nine weeks of gestation; Vistara to screen for single-gene disorders that represent total incidence greater than Down syndrome; Evercord™, a cord blood and tissue banking service offered at birth to expectant parents; and Signatera™, a personalized cell-free DNA test that can identify minimal residual disease, treatment response, and cancer recurrence to aid researchers in oncology.

Each test described above except Signatera™ has been developed and its performance characteristics determined by the CLIA-certified laboratory performing the test. Panorama® and Constellation™ are CE-marked for sale in the European Union. These tests have not been cleared or approved by the U.S. Food and Drug Administration (FDA). Although FDA does not currently clear or approve laboratory-developed tests in the U.S., certification of the laboratory is required under CLIA to ensure the quality and validity of the tests. Signatera™ is for research use only at this time.

Conference Call Information

Event:	Natera’s Fourth Quarter and Year-End 2018 Financial Results Conference Call
Date:	Tuesday, March 12, 2019
Time:	4:30 p.m. ET (1:30 p.m. PT)
Live Dial-In:	(877) 823-0171, Domestic
(617) 500-6932, International
Conference ID:	7292809
Webcast:	https://edge.media-server.com/m6/p/9m89tec8

A webcast replay will be available at investor.natera.com.

Forward-Looking Statements

This release contains forward-looking statements, including quotations of management, statements under the heading “2019 Financial Outlook,” statements regarding our agreement with BGI Genomics Co., Ltd., and statements regarding Natera’s current and new products and services, commercial partners, user experience, clinical trials, future financial outlook and financial performance, strategies, and general business conditions. Any forward-looking statements contained in this release are based upon Natera’s current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved. Subsequent events may cause these expectations to change, and Natera disclaims any obligation to update the forward-looking statements in the future.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: risks, including obtaining regulatory approvals, related to closing our agreement with BGI Genomics Co., Ltd., including that we may miss our guidance if we do not close the agreement; we face numerous uncertainties and challenges in achieving the financial guidance provided; if our efforts to further increase the use and adoption of Panorama or to develop and commercialize new products and services in the future do not succeed, our business will be harmed; we have incurred losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future; uncertainty in the development and commercialization of our enhanced or new tests or services, for example if the results of our clinical studies do not support the use of our tests, could materially adversely affect our business, financial condition and results of operations; our quarterly results may fluctuate significantly; our cloud-based distribution model may be difficult to implement, we may not be able to commercialize this model if we do not comply with ongoing regulatory requirements; we may be subject to increased compliance risks as a result of our rapid growth, including our dependence on our sales, marketing and billing efforts; we may be unable to expand third-party payer coverage and reimbursement for Panorama and our other tests, or we may be required to refund reimbursements already received; and third-party payers may withdraw coverage or provide lower levels of reimbursements due to changing policies, billing complexities or other factors.

Additional risks and uncertainties that could affect Natera’s financial results are included under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Natera’s most recent periodic report filed with the Securities and Exchange Commission (SEC). This is available on Natera’s website at www.natera.com under the Investor Relations section and on the SEC’s website at www.sec.gov. Further information on potential risks that could affect actual results will be included in other filings Natera makes with the SEC from time to time.

Contacts

Natera, Inc.

Investor Relations

Mike Brophy, Natera, Inc., 650-249-9091 x1471

mbrophy@natera.com

Barbara Sullivan, Sullivan & Associates, 714-374-6174
bsullivan@sullivanpr.com

Natera, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31,	December 31,
	2018	2017
		(As Revised) (1)
Assets
Current assets:
Cash and cash equivalents	$46,407	$12,620
Restricted cash, current portion	4,597	59
Short-term investments	107,461	106,247
Accounts receivable, net of allowance of $1,788 in 2018 and $2,000 in 2017	62,223	44,089
Inventory	13,633	8,998
Prepaid expenses and other current assets	6,197	8,612
Total current assets	240,518	180,625
Property and equipment, net	24,336	29,667
Restricted cash, long-term portion	—	342
Other assets	3,317	3,979
Total assets	$268,171	$214,613

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$14,587	$8,529
Accrued compensation	12,668	9,599
Other accrued liabilities	32,442	33,257
Deferred revenue, current portion	4,131	1,420
Short-term debt financing	50,153	50,112
Warrants	—	2,644
Total current liabilities	113,981	105,561
Long-term debt financing	73,357	73,065
Deferred rent, net of current portion	8,613	9,241
Deferred revenue, long-term portion	40,058	—
Other long-term liabilities	—	1,329
Total liabilities	236,009	189,196

Stockholders’ equity:
Common stock (2)	7	6
Additional paid in capital	607,236	472,552
Accumulated deficit	(574,529)	(446,375)
Accumulated other comprehensive loss	(552)	(766)
Total stockholders’ equity	32,162	25,417
Total liabilities and stockholders’ equity	$268,171	$214,613

(1)   Natera adopted Financial Accounting Standards Board Accounting Standards Update No. 2014-09 effective January 1, 2018 with full retrospective application to January 1, 2016. Results for periods prior to January 1, 2018 have been revised accordingly.

(2)   As of December 31, 2018, there were 62,083 thousand shares of common stock issued and outstanding.

Natera, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Year ended December 31,
	2018	2017	2016
		(As Revised) (1)	(As Revised) (1)
Revenues
Product revenues	$240,366	$203,777	$209,406
Licensing and other revenues	17,288	5,848	3,106
Total revenues	257,654	209,625	212,512
Cost and expenses
Cost of product revenues	158,081	135,508	134,494
Cost of licensing and other revenues	7,974	4,088	1,080
Research and development	51,355	50,064	41,862
Selling, general and administrative	154,872	155,306	136,126
Total cost and expenses	372,282	344,966	313,562
Loss income from operations	(114,628)	(135,341)	(101,050)
Interest expense	(10,476)	(4,213)	(533)
Interest and other (expense) income, net	(2,729)	2,380	1,398
Loss before income taxes	(127,833)	(137,174)	(100,185)
Income tax expense	(321)	(454)	(142)
Net loss	$(128,154)	$(137,628)	$(100,327)
Unrealized gain (loss) on available-for-sale securities, net of tax	214	(41)	691
Comprehensive loss	$(127,940)	$(137,669)	$(99,636)

Net loss per share:
Basic	$(2.22)	$(2.58)	$(1.95)
Diluted	$(2.22)	$(2.59)	$(1.95)

Weighted-average number of shares used in computing basic and diluted net loss per share:
Basic	57,848	53,312	51,576
Diluted	57,848	53,604	51,576

(1)   Natera adopted Financial Accounting Standards Board Accounting Standards Update No. 2014-09 effective January 1, 2018 with full retrospective application to January 1, 2016. Results for periods prior to January 1, 2018 have been revised accordingly.